Exhibit 99.1

Flex Appoints Michael Hartung as President, Agility Solutions Segment

San Jose, Calif., April 7, 2020 – Flex (NASDAQ: FLEX) announced the appointment of Michael Hartung as president of the Agility Solutions Segment. As part of the company’s succession planning, Mr. Hartung’s appointment follows Doug Britt’s notice of his intent to resign from the company.

Mr. Hartung brings a wealth of experience to his expanded role. Over his 15 years with Flex, he has held increasing roles of responsibility including vice president of Capital Equipment, senior vice president of Home & Lifestyle business, and most recently, president of Lifestyle business. In his new capacity, Mr. Hartung will oversee the company’s Agility Solutions segment that is comprised of the Communications, Enterprise and Cloud (CEC), Consumer Devices, and Lifestyle business units. To address customers’ evolving needs, he will be responsible for driving the segment’s strategy by creating differentiated end-to-end solutions, integrating a regionalized agile manufacturing model with market leading technical expertise.

“At Flex, the Agility Solutions segment has a critical role, providing scale and technology platforms to support our customers and the rest of our business,” said Revathi Advaithi, CEO at Flex. “In this current COVID-19 crisis, our ability to move fast with discipline and deliver many products which are now deemed “essential” from our Agility Solutions segment is more important than ever. Michael has been instrumental in helping implement our new market facing segment structure and has helped build our global presence and reputation as a valued partner and solution generator in the very dynamic Lifestyle market. Michael has the right capability to build our go forward strategy for this business that is focused on high quality with a flexible cost structure combined with agility for shorter product life cycles.”

To learn more about Flex’s leadership, visit https://flex.com/company/our-leadership.

About Flex

Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets. For more information, visit flex.com.

Media Contact:
Silvia Gianelli

831-359-0277

Silvia.gianelli@flex.com